Exhibit 10.1

SETTLEMENT AGREEMENT

I. Parties

1. This Settlement Agreement (“Agreement”) is entered into between the United States of America, acting through the United States Department of Justice (“Department of Justice”) and the United States Attorney’s Office for the District of New Jersey (referred to collectively herein as the “United States”), along with the States of Arizona, California, Connecticut, Delaware, Idaho, Illinois, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Mississippi, Missouri, New Hampshire, New Jersey, North Carolina, Oregon, Pennsylvania, South Carolina, and Washington, and the District of Columbia, acting through their respective Attorney General or state securities regulator, as may be applicable, (each of the States and the District of Columbia set forth above referred to individually as “State” and collectively as “the States”), and Moody’s Corporation, Moody’s Investors Service, Inc. and Moody’s Analytics, Inc. (collectively “Moody’s”). The United States, the States, and Moody’s are collectively referred to herein as “the Parties.”

II. Recitals

2. The Department of Justice, Civil Division, Consumer Protection Branch and the United States Attorney’s Office for the District of New Jersey conducted an investigation into Moody’s credit ratings assigned to residential mortgage-backed securities (“RMBS”) and collateralized debt obligations

(“CDOs”) through May 27, 2010. Based on this investigation, the United States believes that there are potential legal claims by the United States against Moody’s for violations of federal law under, among other statutes, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), 12 U.S.C. § 1833a, in connection with this conduct.

3. On the following dates, in the following courts, the following States, based on their independent investigations, filed the cases captioned as follows (collectively, the “State Cases”):

State	Filing Date	Court	Caption

Connecticut	3/10/2010	Connecticut Superior Court, Judicial District of Hartford at Hartford	Connecticut v. Moody’s Corporation and Moody’s Investors Service, Inc., No. HHD-cv-10-6008836-S
Mississippi	5/10/2011	Chancery Court of the First Judicial District, Hinds County	Mississippi ex rel. Hood v. Moody’s Corporation and Moody’s Investors Service, Inc., No. G 2011-835 S/2
South Carolina	9/9/2016	South Carolina Court of Common Pleas, Richland	State of South Carolina, ex rel. Alan Wilson, in his official capacity as Attorney General for the State of South Carolina v. Moody’s Corporation, Moody’s Investors Service, Inc., and Moody’s Analytics, Inc., No. 2016-CP-40-5488

4. The States, based on their independent investigations of the conduct identified above in Paragraph 2, believe that there are potential legal claims against Moody’s for state law violations in connection with that conduct.

5. This Agreement sets out the terms on which the Parties, to avoid the delay, uncertainty, inconvenience, and expense of litigation or further litigation, have agreed to settle the potential claims of the United States and the States. To implement this Agreement and in consideration of the mutual promises and obligations set forth in this Agreement, the Parties agree and covenant as follows:

III. Terms and Conditions

6. Definitions. The following terms used in this Agreement shall have the following meanings:

a. “RMBS” means residential mortgage-backed securities.

b. “CDO” means a collateralized debt obligation of any type, including cash flow, synthetic, and hybrid collateralized debt obligations, including collateralized loan obligations and collateralized bond obligations, and including any of these types of CDOs in which some or all of the underlying collateral was other CDOs or credit default swaps that referenced other CDOs.

c. “CDO of RMBS” means a CDO for which any of the collateral was RMBS, another CDO of RMBS, or credit default swaps that referenced either RMBS or any CDO of RMBS.

d. “CMBS” means commercial mortgage-backed securities.

e. “SIV” means structured investment vehicles.

f. “ABS” means asset-backed securities.

g. “Structured Finance Instruments” means RMBS, ABS, CMBS, CDOs, including without limitation CDOs of RMBS, and SIVs.

h. “Released Entities” means Moody’s, together with any current and former parent companies, direct and indirect subsidiaries and divisions, business units, affiliates, and the successors and assigns of any of them.

i. “Covered Conduct” means (1) all activities by the Released Entities in connection with the issuance, confirmation, and surveillance of ratings for Structured Finance Instruments, including modifications and adjustments to the procedures and methodologies used to rate Structured Finance Instruments; and (2) all statements by the Released Entities concerning the integrity, objectivity, independence and lack of influence from business concerns of their activities in connection with the issuance, confirmation, and surveillance of ratings for Structured Finance Instruments, including statements concerning their codes of conduct and/or business ethics and policies and procedures.

j. “Effective Date of this Agreement” means the date of signature of the last signatory to this Agreement.

7. Statement of Facts. Moody’s acknowledges the facts set out in the Statement of Facts set forth in Annex 1, which is attached hereto and incorporated by reference.

8. Payment. Moody’s shall pay a total amount of $863,791,823.00 to resolve pending and potential legal claims as set forth herein (the “Settlement Amount”) as follows:

a. Within thirty (30) calendar days of receiving written payment processing instructions from the Department of Justice, Moody’s shall pay $437,500,000.00 of the Settlement Amount by electronic funds transfer to the Department of Justice. The entire amount of $437,500,000.00 is a civil monetary penalty recovered pursuant to FIRREA, 12 U.S.C. § 1833a.

b. Within the time limits specified below, Moody’s shall pay the States a total of $426,291,823.00 in the allocated amounts set forth below as compensation to the States for harms to the States, purportedly caused by the allegedly unlawful conduct of Moody’s. The funds paid to the States may be used or expended in any way permitted by applicable state law at each State’s sole discretion pursuant to the terms set forth below. No portion of this $426,291,823.00 is paid as a civil monetary penalty, fine, or payment in lieu thereof.

i. $12,672,728.00, and no other amount, will be paid by Moody’s to the State of Arizona pursuant to this Agreement and the terms of written payment instructions from the State of Arizona, Office of the Attorney General. Two million ($2,000,000) of that amount is for attorneys’ fees, and two million five hundred thousand ($2,500,000) is for restitution including the cost of claims administration. The remainder of the payment, and any amounts remaining from restitution, shall, pursuant to state law, be used by the Arizona Attorney General for other costs of investigation or litigation, for remediation, or for other consumer protection purposes, or for other uses as permitted by governing state law, within the discretion of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Arizona, Office of the Attorney General and shall be placed upon receipt in an interest bearing account.

ii. $150,000,000.00, and no other amount, will be paid by Moody’s to the State of California pursuant to this Agreement and the terms of written payment instructions from the State of California, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of California, Office of the Attorney General.

iii. $31,519,461.00, and no other amount, will be paid by Moody’s to the State of Connecticut pursuant to this Agreement and the terms of written payment instructions from the State of Connecticut, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Connecticut, Office of the Attorney General.

iv. $6,768,533.00, and no other amount, will be paid by Moody’s to the State of Delaware pursuant to this Agreement and the terms of written payment instructions from the State of Delaware, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Delaware, Office of the Attorney General.

v. $6,450,211.00, and no other amount, will be paid by Moody’s to the District of Columbia pursuant to this Agreement and the terms of written payment instructions from the District of Columbia, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the District of Columbia, Office of the Attorney General.

vi. $7,488,167.00, and no other amount, will be paid by Moody’s to the State of Idaho pursuant to this Agreement and the terms of written payment instructions from the State of Idaho, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Idaho, Office of the Attorney General.

vii. $19,591,960.00, and no other amount, will be paid by Moody’s to the State of Illinois pursuant to this Agreement and the terms of written payment instructions from the State of Illinois, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Illinois, Office of the Attorney General for ultimate deposit into one or more of the following funds in such amounts as determined by the Attorney General: (a) designated state pension funds, (b) the Attorney General Court Ordered and Voluntary Compliance Payment Projects Fund (the 542 fund), and (c) the General Revenue Fund.

viii. $12,771,364.00, and no other amount, will be paid by Moody’s to the State of Indiana pursuant to this Agreement and the terms of written payment instructions from the State of Indiana, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Indiana, Office of the Attorney General. Payment to the State of Indiana shall be used for expenses and other costs incurred while investigating or resolving this matter; or shall be placed in, or applied to, a consumer or investor protection enforcement fund, aid fund, or revolving fund; or shall be used for past, current, or future consumer protection or investor protection enforcement, education, litigation, regulation, or administrative actions; or shall be used for other uses permitted by state law; at the sole discretion of the Attorney General.

ix. $9,077,325.00, and no other amount, will be paid by Moody’s to the State of Iowa pursuant to this Agreement and the terms of written payment instructions from the State of Iowa, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Iowa, Office of the Attorney General. The payment shall be used at the sole and complete discretion of the Attorney General of Iowa, for any use permitted by law or this Agreement, including but not limited to: (a) purposes intended to ameliorate the effects of the financial crisis; to enhance law enforcement efforts to prevent and prosecute financial fraud and unfair or deceptive acts or practices, including funding for training and staffing of financial fraud or general consumer protection efforts; and to compensate the State of Iowa for costs resulting from the alleged unlawful conduct of Moody’s, including losses sustained by State employee pension plans or other State government funds due to the financial crisis; (b) public education relating to consumer fraud and for funding for enforcement of Iowa Code section 714.16, including reimbursement of investigative and litigation costs incurred by the Iowa Attorney General’s Office in connection with this lawsuit; and (c) any other lawful purpose.

x. $3,066,092.00, and no other amount, will be paid by Moody’s to the State of Kansas pursuant to this Agreement and the terms of written payment instructions from the State of Kansas, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Kansas, Office of the Attorney General. The Kansas Attorney General shall use these funds solely for enforcing and implementing the consumer protection laws of the State of Kansas that are within the jurisdiction of the Kansas Attorney General.

xi. $7,231,089.00, and no other amount, will be paid by Moody’s to the State of Maine pursuant to this Agreement and the terms of written payment instructions from the State of Maine, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Maine, Office of the Attorney General. The payment to the State of Maine, Office of the Attorney General, shall be used in the sole discretion of the Attorney General for reimbursement of costs and attorneys’ fees; restitution; consumer protection; health and education, including financial literacy and student loan issues; law enforcement; litigation support; and efforts to remediate the effects of the mortgage and financial crisis. Said funds are to be used to supplement and not to supplant existing programs.

xii. $12,008,097.00, and no other amount, will be paid by Moody’s to the State of Maryland pursuant to this Agreement and the terms of written payment instructions from the State of Maryland, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Maryland, Office of the Attorney General. Said payment shall be used in accordance with state law, in the sole discretion of the Maryland Attorney General, for consumer protection enforcement, consumer education, or other consumer protection purposes, or may be used for any other public purpose.

xiii. $12,839,956.00, and no other amount, will be paid by Moody’s to the State of Massachusetts pursuant to this Agreement and the terms of written payment instructions from the State of Massachusetts, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Massachusetts, Office of the Attorney General and shall be used in the discretion of the Attorney General as permitted by law.

xiv. $26,492,366.00, and no other amount, will be paid by Moody’s to the State of Mississippi pursuant to this Agreement and the terms of written payment instructions from the State of Mississippi, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Mississippi, Office of the Attorney General. Said payment shall be used by the Mississippi Attorney General for attorneys’ fees and other costs of investigation or litigation, placed in or applied to the consumer protection fund, and for consumer protection purposes and other uses permitted by law.

xv. $12,239,549.00, and no other amount, will be paid by Moody’s to the State of Missouri pursuant to this Agreement and the terms of written payment instructions from the State of Missouri, Office of the Attorney General, to be distributed thereafter in a manner to be determined by the Missouri Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Missouri, Office of the Attorney General.

xvi. $7,218,311.00, and no other amount, will be paid by Moody’s to the State of New Hampshire pursuant to this Agreement and the terms of written payment instructions from the State of New Hampshire, Bureau of Securities Regulation. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of New Hampshire, Bureau of Securities Regulation.

xvii. $15,251,746.00, and no other amount, will be paid by Moody’s to the State of New Jersey pursuant to this Agreement and the terms of written payment instructions from the State of New Jersey, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of New Jersey, Office of the Attorney General.

xviii. $16,050,841.00, and no other amount, will be paid by Moody’s to the North Carolina Attorney General pursuant to this Agreement and the terms of written payment instructions from the North Carolina Attorney General. Payment shall be made within thirty (30) calendar days of receiving written payment processing instructions from the North Carolina Attorney General. Said payment shall be used by the North Carolina Attorney General for attorneys’ fees and other costs of investigation or litigation, placed in or applied to the consumer protection fund, and for consumer protection purposes and other uses permitted by law, at the discretion of the North Carolina Attorney General.

xix. $9,920,620.00, and no other amount, will be paid by Moody’s to the State of Oregon pursuant to this Agreement and the terms of written payment instructions from the State of Oregon, Office of the Attorney

General. This payment shall be deposited to the Department of Justice Account established pursuant to ORS 180.095 to be used as provided by law. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Oregon, Office of the Attorney General.

xx. $19,454,134.00, and no other amount, will be paid by Moody’s to the Commonwealth of Pennsylvania, Office of Attorney General pursuant to this Agreement and the terms of written payment instructions from the Commonwealth of Pennsylvania, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the Commonwealth of Pennsylvania, Office of the Attorney General.

xxi. $10,774,201.00, and no other amount, will be paid by Moody’s to the State of South Carolina pursuant to this Agreement and the terms of written payment instructions from the State of South Carolina, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of South Carolina, Office of the Attorney General. South Carolina may allocate such payment in the South Carolina Attorney General’s sole discretion and in accordance with any and all obligations imposed by law for purposes including, but not limited to, a consumer protection enforcement fund, consumer education fund, consumer litigation fund, local consumer aid fund, or revolving fund; for attorneys’ fees and other costs of investigation and litigation; for cy pres purposes; or for any other uses not prohibited by law.

xxii. $13,030,072.00, and no other amount, will be paid by Moody’s to the State of Washington pursuant to this Agreement and the terms of written payment instructions from the State of Washington, Office of the Attorney General. Payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the State of Washington, Office of the Attorney General. The Attorney General shall use the funds for recovery of its costs and attorneys’ fees in investigating this matter, future monitoring and enforcement of this Agreement, future enforcement of RCW 19.86, or for any lawful purpose in the discharge of the Attorney General’s duties at the sole discretion of the Attorney General.

xxiii. $375,000.00, and no other amount, will be paid by Moody’s to the National Association of Attorneys General Financial Services and Consumer Protection Enforcement, Education and Training Fund and $4,000,000.00, and no other amount, will be paid by Moody’s to the National Association of Attorneys General NAGTRI Endowment Fund pursuant to this Agreement and the terms of written payment instructions from the National

Association of Attorneys General. This compensation payment shall be made by electronic funds transfer within thirty (30) calendar days of receiving written payment processing instructions from the President of the National Association of Attorneys General. No portion of this $4,375,000.00 is paid as a civil monetary penalty, fine, or payment in lieu thereof.

c. The payment instructions described in Paragraphs 8(a) and 8(b) may be issued only after the Effective Date of this Agreement.

9. Compliance Commitments.

Moody’s has agreed to maintain certain existing compliance measures, and to adopt certain additional compliance measures, that promote the integrity and independence of Moody’s credit ratings, which compliance measures are set forth in Annex 2 to this Agreement (“Compliance Commitments”). Moody’s has agreed to maintain these measures for a period of 5 years.

10. Resolution of Pending Cases. As soon as practicable, but in no event later than fourteen (14) calendar days after the Effective Date of this Agreement, Moody’s and each of the States of Connecticut, Mississippi, and South Carolina shall sign and file in each respective State Case stipulations of dismissal or similar pleadings, or stipulated judgments, as provided by the rules of practice in each of the States to bring formal legal proceedings to a close. Any stipulated judgement shall not include or incorporate the annexes to this Agreement.

11. Effect of State Law. This Agreement shall be considered an Assurance of Voluntary Compliance, Assurance of Discontinuance, Cease and Desist By Agreement, or administrative order, as applicable, under: A.R.S. § 44-1530 (for Arizona), 29 Del C. § 2525 (for Delaware), D.C. Code §§ 28-3901, et seq. (for the District of Columbia), Idaho Code § 48-610 (for Idaho), 815 ILCS 505/6.1 (for Illinois), Ind. Code § 24-5-0.5-7 (for Indiana), 5 M.R.S. section 210 (for Maine), Md. Code, Com. Law § 13-101, et seq. (for Maryland), M.G.L. c. 93A, sec. 5 (for Massachusetts), 73 P.S. § 201-5 (Pennsylvania), and Revised Code of Washington (RCW) 19.86.100 (for Washington). A State that is party to this Agreement may file this Agreement in its state court or administrative tribunal as may be required by the laws of such State. Failure to reference in this provision the law of any State signing this Agreement shall have no effect on the enforceability of this Agreement under the law of any such State.

12. Releases by the United States. Subject to the exceptions in Paragraph 14 of this Agreement (“Excluded Claims”), and conditioned upon Moody’s full and timely payment of the Settlement Amount, the United States fully and finally releases the Released Entities from any civil claims arising out of the Covered Conduct through May 27, 2010 under FIRREA, 12 U.S.C. § 1833a; the False Claims Act, 31 U.S.C. §§ 3729, et seq.; the common law theories of negligence, gross negligence, payment by mistake, unjust enrichment, breach of fiduciary duty, breach of contract, misrepresentation, deceit, fraud, or aiding and abetting any of the foregoing; or any other claim that the Civil Division of the Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. § 0.45(d) and (j).

13. Releases by the States. Subject solely to the exceptions set forth in Paragraph 14 of this Agreement (“Excluded Claims”), the conditions set forth in this paragraph, and any particular conditions or exceptions set forth in the subparagraphs below defining each State’s release, each of the States fully and finally releases the Released Entities in accordance with the terms set forth in the subparagraph below defining that State’s release. Each State’s release of claims below is expressly conditioned on Moody’s full and timely payment of the Settlement Amount, including without limitation payment to each of the States as specified in Paragraph 8 of this Agreement, and in the case of the States of Connecticut, Mississippi, and South Carolina, on the entry of stipulations of dismissal or stipulated judgments as provided in Paragraph 10 of this Agreement and by the rules of practice in each of the States to bring formal legal proceedings to a close.

a. Releases by the State of Arizona. The Office of the Arizona Attorney General fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the Arizona Consumer Fraud Act,

Ariz. Rev. Stat. sections 44-1521, et seq., arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under the Civil Investigative Demand issued in PHX-INV-2015-0365, dated June 15, 2015. The Arizona Attorney General executes this release in his official capacity and releases only the claims, referenced above, that the Arizona Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned Civil Investigative Demand shall be deemed terminated.

b. Releases by the State of California. The Office of the California Attorney General fully and finally releases the Released Entities from any civil claim the Attorney General could assert under California Business and Professions Code Sections 17200 et seq., the Unfair Competition Law, Sections 17500 et seq., the False Advertising Law, and California Government Code 12650 et seq., the California False Claims Act, arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under Subpoenas dated September 17, 2009, May 22, 2014, February 5, 2015, March 5, 2015 and March 25, 2016. The California Attorney General executes this release in her official capacity and releases only claims that the California Attorney

General has the authority to bring and release. The California Attorney General and Moody’s acknowledge that they have been advised by their attorneys of the contents and effect of Section 1542 of the California Civil Code (“Section 1542”) and hereby expressly waive with respect to this Agreement any and all provisions, rights, and benefits conferred by Section 1542 which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoenas shall be deemed terminated.

c. Releases by the State of Connecticut. The State of Connecticut, acting through the Office of the Connecticut Attorney General, fully and finally releases the Released Entities from any civil claim the Connecticut Attorney General could assert under the Connecticut Unfair Trade Practices Act, Conn. Gen. Stat. § 42-110a et seq., arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under the subpoenas dated October 10, 2007, December 6, 2007, and January 14, 2008 and issued by the Connecticut Attorney General. The Connecticut Attorney General executes this release in his official capacity and releases only claims, referenced above, that the Connecticut Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoenas shall be deemed terminated.

d. Releases by the State of Delaware. The Delaware Department of Justice fully and finally releases the Released Entities from any civil claim the Attorney General for the State of Delaware could assert under the Delaware Consumer Fraud Act, 6 Del. C. § 2513 et seq., and the Delaware Deceptive Trade Practices Act, 6 Del. C. § 2532 et seq., arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under the subpoena issued by the Delaware Department of Justice dated June 3, 2013. The Delaware Attorney General executes this release in his official capacity and releases only claims, referenced above, that the Delaware Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoena shall be deemed terminated.

e. Releases by the District of Columbia. The District of Columbia, acting through the Office of the Attorney General for the District of Columbia and the Commissioner of the District of Columbia Department of Insurance, Securities and Banking, fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the Consumer Protection Procedures Act, D.C. Code § 28-3901, et seq., or any claim the Commissioner of the District of Columbia Department of Insurance, Securities and Banking could assert under the Securities Act of 2000, D.C. Code § 31-5601.01, et. seq., arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under the subpoenas issued by the Office of Attorney General dated June 8, 2015 and November 2, 2015. The Attorney General for the District of Columbia and the Commissioner of the District of Columbia Department of Insurance, Securities and Banking execute this release in their official capacity and release only claims, referenced above, that the Attorney General for the District of Columbia or the Commissioner of the District of Columbia Department of Insurance, Securities and Banking has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoenas shall be deemed terminated.

f. Releases by the State of Idaho. The Office of the Idaho Attorney General fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the Idaho Consumer Protection Act, Idaho Code Sections 48-601 et seq., arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1,

2001 through December 31, 2014; and (c) the matters investigated under the Idaho Attorney General’s Civil Investigative Demand (CID), dated July 14, 2015. The Idaho Attorney General executes this release in his official capacity and releases only claims, referenced above, that the Idaho Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned CID shall be deemed terminated.

g. Releases by the State of Illinois. The Office of the Illinois Attorney General fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the Illinois Consumer Fraud and Deceptive Business Practices Act, 815 ILCS 505/1 et seq., arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under Subpoena No. 2015-71, dated May 18, 2015; Subpoena No. 2016-2, dated January 16, 2016; and Subpoena No. 2016-31, dated May 3, 2016. The Illinois Attorney General executes this release in her official capacity and release only claims, referenced above, that the Illinois Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoenas shall be deemed terminated.

h. Releases by the State of Indiana. The Office of the Indiana Attorney General and the Indiana Securities Commissioner, respectively, fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the Indiana Deceptive Consumer Sales Act, Ind. Code § 24-5-0.5-3 or any regulatory claim the Indiana Securities Commissioner could assert under the Indiana Securities Act, Ind. Code § 23-19-1, arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under Civil Investigative Demand (CID) No. 15-041, dated September 24, 2015 and CID No. 15-044, dated October 15, 2015. The Indiana Attorney General and the Indiana Securities Commissioner execute this release in their respective official capacities and release only claims, referenced above, that the Indiana Attorney General or Indiana Securities Commissioner has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned CIDs shall be deemed terminated.

i. Releases by the State of Iowa. The Office of the Iowa Attorney General fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the Iowa Consumer Fraud Act, Iowa Code Section 714.16, arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under Subpoena No. 2480, dated October 9, 2015 and Subpoena No. 2546, dated August 15, 2016. The Iowa Attorney General executes this release in his official capacity and releases only claims, referenced above, that the Iowa Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoenas shall be deemed terminated.

j. Releases by the State of Kansas. The Office of the Kansas Attorney General fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the Kansas Consumer Protection Act, K.S.A. 50-623, et seq. arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under a Subpoena Duces Tecum issued under file number CP-16-000885, dated August 15, 2016. The Kansas Attorney General executes this release in his official capacity and releases only claims, referenced above, that the Kansas Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoena shall be deemed terminated.

k. Releases by the State of Maine. The State of Maine, acting through the Office of the Maine Attorney General, fully and finally releases the

Released Entities from any civil claim arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under a CID dated August 24, 2015. The Maine Attorney General executes this release in her official capacity and releases only claims that the Maine Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned CID(s) shall be deemed terminated.

l. Releases by the State of Maryland. The Office of the Maryland Attorney General and the Maryland Securities Commissioner, respectively, fully and finally release the Released Entities from any civil claim the Attorney General could assert under the Maryland Consumer Protection Act, Md. Code, Com. Law sections 13-101, et seq., or any regulatory claim the Maryland Securities Commissioner could assert under the Maryland Securities Act, Md. Code, Corps. & Ass’ns, Title 11, arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under Subpoena No. 2015-0506, dated December 10, 2015. The Maryland Attorney General and the Maryland Securities Commissioner execute this release in their respective official capacities and release only claims, referenced above, that the

Maryland Attorney General or Maryland Securities Commissioner has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoenas shall be deemed terminated.

m. Releases by the Commonwealth of Massachusetts. The Office of the Massachusetts Attorney General fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the Massachusetts Consumer Protection Act, M.G.L. c. 93A and the Massachusetts False Claims Act, M.G.L. c. 12, sec. 5. arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under CID No. 07-IFS-063, dated November 8, 2007; CID No. 15-IFS-004, dated March 31, 2015; CID No. 15-IFS-038, dated November 13, 2015; and CID No. 16-IFS-045, dated June 6, 2016. The Massachusetts Attorney General executes this release in her official capacity and releases only claims, referenced above, that the Massachusetts Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoenas shall be deemed terminated.

n. Releases by the State of Mississippi. The Mississippi Attorney General fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the Mississippi Consumer Protection Act, Miss. Code Ann. § 75-24-1 et seq., arising out of (a) the factual allegations in the complaints filed in the State Cases; and (b) the Covered Conduct for the period of January 1, 2001 through December 31, 2014. The Mississippi Attorney General executes this release in his official capacity and releases only claims that the Mississippi Attorney General has the authority to bring and release.

o. Releases by the State of Missouri. The State of Missouri, acting through the Office of the Missouri Attorney General and the Missouri Commissioner of Securities, respectively, fully and finally release the Released Entities from any civil claim the Attorney General could assert under Section 407.020, RSMo, or any claim the Missouri Commissioner of Securities could assert under Sections 409.5-501, and 409.5-502, RSMo, arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under CID No. JC-20-15, dated June 26, 2015 and CID No. JC-24-16, dated February 18, 2016. The Missouri Attorney General and the Missouri Commissioner of Securities execute this release in their respective official capacities and release only claims, referenced above, that the Missouri Attorney General or Missouri Securities Commissioner has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned Civil Investigative Demands shall be deemed terminated.

p. Releases by the State of New Hampshire. The New Hampshire Bureau of Securities Regulation fully and finally releases the Released Entities from any civil claim the New Hampshire Bureau of Securities could assert under the New Hampshire Securities Act, N.H. R.S.A. § 421-B, arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period of January 1, 2001 through December 31, 2014; and (c) the matters investigated under the Subpoenas No. I-2016-0003, both dated February 4, 2016. The Director of New Hampshire Bureau of Securities Regulation executes this release in his official capacity and releases only claims that the New Hampshire Bureau of Securities Regulation has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoenas shall be deemed terminated.

q. Releases by the State of New Jersey, Office of the Attorney General. The Office of the New Jersey Attorney General and the New Jersey Division of Consumer Affairs, respectively, fully and finally release the Released Entities from any civil claim the Attorney General could assert under the New Jersey Consumer Fraud Act, N.J.S.A. 56:8-1, et seq., arising out of: (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under the Subpoena dated September 29, 2015. The New Jersey Attorney General and the Director of the New Jersey Division of Consumer Affairs execute this release in their respective official capacities and release only claims, referenced above, that the New Jersey Attorney General or Director of the New Jersey Division of Consumer Affairs has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoena shall be deemed terminated.

r. Releases by the State of North Carolina. The Office of the North Carolina Attorney General fully and finally releases the Released Entities from any civil claim the North Carolina Attorney General could assert under the North Carolina Unfair and Deceptive Trade Practices Act, N.C. Gen. Stat. §§ 75-1.1, et seq., arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under the civil investigative demands dated July 10, 2015 and April 4, 2016. The North Carolina Attorney General executes this release in his official capacity and releases only claims, referenced above, that the North Carolina Attorney General has the authority to bring and release. Upon execution of this Agreement, the investigation encompassed by the aforementioned civil investigative demands shall be deemed terminated.

s. Release by the State of Oregon. The Oregon Department of Justice, Office of the Attorney General fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the Oregon Unlawful Trade Practices Act, ORS 646.605, et seq., arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under the Civil Investigative Demand the Oregon Department of Justice issued to Moody’s, dated September 18, 2015. The Oregon Attorney General executes this release in her official capacity and releases only claims, referenced above, that the Oregon Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned Investigative Demand shall be deemed terminated.

t. Releases by the Commonwealth of Pennsylvania, Office of Attorney General. The Office of the Pennsylvania Attorney General fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the Unfair Trade Practices and Consumer Protection Law, 73 P.S. §§201-1, et seq. arising out of: (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under the subpoena dated August 19, 2015. The Pennsylvania Attorney General executes this release in his official capacity and releases only claims, referenced above, that the Pennsylvania Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoena shall be deemed terminated.

u. Releases by the State of South Carolina. The Office of the South Carolina Attorney General fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the South Carolina Unfair Trade Practices Act, S.C. Code § 39-5-10, et seq., or the South Carolina Uniform Securities Act of 2005, S.C. Code 35-1-101, et seq., arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under the South Carolina Civil Investigative Demand dated September 29, 2015. The South Carolina Attorney General executes this release in his official capacity and releases only claims, referenced above, that the South Carolina Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned Civil Investigative Demand shall be deemed terminated.

v. Releases by the State of Washington. The Office of the Washington Attorney General fully and finally releases the Released Entities from any civil claim the Attorney General could assert under the Washington Consumer Protection Act, RCW 19.86 arising out of (a) the factual allegations in the complaints filed in the State Cases; (b) the Covered Conduct for the period January 1, 2001 through December 31, 2014; and (c) the matters investigated under CIDs dated March 13, 2015; January 27, 2016; February 22, 2016; and April 1, 2016. The Washington Attorney General executes this release in his official capacity and releases only claims, referenced above, that the Washington Attorney General has the authority to bring and release. Upon execution of this Settlement Agreement, the investigation encompassed by the aforementioned subpoenas shall be deemed terminated.

14. Excluded Claims. Notwithstanding the releases in Paragraphs 12 and 13 of this Agreement, or any other term(s) of this Agreement, the following claims are specifically reserved and not released by this Agreement:

a. Any criminal liability;

b. Any antitrust liability, except, with respect to the States, to the extent any of the States have alleged or investigated practices by Moody’s that purportedly violate State antitrust laws;

c. Any liability of any individual;

d. Any private right of action;

e. Any liability of any person or entity other than the Released Entities;

f. Any liability arising under Title 26 of the United States Code (the Internal Revenue Code) or the States’ similar tax codes or laws;

g. Except as explicitly stated in this Agreement, any administrative liability, including the suspension and debarment rights of any federal or state agency;

h. Any liability to or claims of the United States (or its agencies) or the States (or their agencies) for any conduct other than that falling within the scope of the respective releases granted by the United States and the States in Paragraphs 12 and 13 of this Agreement;

i. Any liability to or claims of the United States (or its agencies or any other party) as to which the United States Attorney General lacks the authority to bring or compromise;

j. Any liability to or claims of the States (or their agencies or any other party) as to which the respective Attorneys General of the States, or for Indiana the Securities Commissioner for Indiana, and for New Hampshire the New Hampshire Secretary of State, lack the authority to bring or compromise;

k. Any liability to or claims of county, municipal, or local pension funds or other county, municipal, or local government funds as investors, unless otherwise explicitly released by an individual State in this Agreement;

l. Any liability to or claims of county or local governments or state regulatory agencies having specific regulatory jurisdiction that is separate and independent from the regulatory and enforcement jurisdiction of the Attorneys General of the States, or for Indiana the Securities Commissioner for Indiana, and for New Jersey the Director of the New Jersey Division of Consumer Affairs;

m. Any liability based upon obligations created by this Agreement;

n. Any liability for the claims or conduct alleged in United States ex rel. Kolchinsky v. Moody’s Corp., Civ. No. 12-cv-01399-WHP (SDNY), and no setoff for any amounts paid under this Agreement shall be applied in connection with any recovery in that action;

o. Any liability for the claims or conduct alleged in Federal Home Loan Bank of Boston v. Ally Financial, Inc. F/K/A GMAC LLC et al., Civ No. 1:11-cv-10952 (D. Mass.); and

p. Any claims against financial institutions that securitized residential mortgage loans.

15. Releases by Moody’s. The Released Entities fully and finally release the United States and the States, and their officers, agents, employees, and servants, from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that the Released Entities have asserted, could have asserted, or may assert in the future against the United States and the States, and their agencies, divisions, entities, officers, agents, employees, and servants, related to the conduct falling within the scope of the releases granted by the United States and the States in Paragraphs 12 and 13 of this Agreement and the investigation and prosecution thereof by the United States and the States.

16. Waiver of Potential Defenses by Moody’s. The Released Entities waive and shall not assert any defenses the Released Entities may have to any criminal prosecution or administrative action relating to the conduct falling within the scope of the releases granted by the United States and the States in Paragraphs 12 and 13 of this Agreement that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution and the States’ similar state constitutional provisions, this Agreement bars a remedy sought in such criminal prosecution or administrative action.

17. Unallowable Costs. Unallowable Costs (as defined in this paragraph) will be separately determined and accounted for by Moody’s, and Moody’s shall not charge such Unallowable Costs directly or indirectly to any contract with the United States or the States. For purposes of this paragraph, “Unallowable Costs”

means unallowable costs for government contracting purposes, which shall specifically include all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47) incurred by or on behalf of Moody’s, and its present or former officers, directors, employees, shareholders, and agents in connection with any of the following:

a. the matters covered by this Agreement;

b. the United States’ and the States’ civil investigation(s) of the matters covered by this Agreement;

c. Moody’s investigation, defense, and Compliance Commitments undertaken in response to the United States’ and the States’ civil investigation(s) in connection with the matters covered by this Agreement (including attorneys’ fees);

d. the negotiation and performance of this Agreement; and

e. the payments Moody’s makes to the United States and the States pursuant to this Agreement.

18. Miscellaneous Provisions.

a. This Agreement is intended to be for the benefit of the Parties only and does not create any third-party rights.

b. The Parties acknowledge that this Agreement is made without any trial or final adjudication on the merits, and is not itself a final order of any court or governmental authority.

c. Each Party shall bear its own legal and other costs incurred in connection with this matter, including costs incurred in connection with the State Cases and the investigations conducted by the United States and the States leading to this Agreement, and the preparation and performance of this Agreement.

d. Each Party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion.

e. Nothing in this Agreement, or the Annexes attached hereto, in any way alters or affects the terms of any applicable legal regulations with respect to registered credit rating agencies or Moody’s obligations under any such regulations.

f. Nothing in this Agreement constitutes an agreement by the United States or the States concerning the characterization of the Settlement Amount for the purposes of the Internal Revenue laws, Title 26 of the United States Code, or similar state tax codes or laws.

g. For the purposes of construing the Agreement, this Agreement shall be deemed to have been drafted by all Parties and shall not, therefore, be construed against any Party for that reason in any dispute.

h. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of all the Parties.

i. The undersigned counsel for the United States and the States represent and warrant that they are fully authorized to execute this Agreement on behalf of the United States and the States.

j. Counsel for Moody’s shall provide a corporate resolution authorizing the execution of this Agreement on behalf of Moody’s, and represent and warrant that they are fully authorized to execute this Agreement on behalf of Moody’s.

k. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

l. This Agreement is binding on Moody’s successors, transferees, heirs, and assigns.

m. All Parties consent to the disclosure to the public of this Agreement by Moody’s, the United States, and the States.

n. This Agreement shall not be deemed to constitute approval of any of Moody’s credit rating models, methodologies, or practices, or the advertising or promotion thereof, and neither Moody’s nor anyone acting on their behalf shall state or imply that this Agreement constitutes approval, sanction, or authorization for any act or practice of Moody’s.

o. This Agreement is effective on the date of signature of the last signatory to the Agreement. Facsimiles of signatures and signatures provided by portable document format (“.pdf”) shall constitute acceptable, binding signatures for purposes of this Agreement.

For Moody’s Corporation,
Moody’s Investors Service, Inc., and Moody’s Analytics, Inc.:

/s/ John J. Goggins
John J. Goggins
Moody’s Corporation
7 World Trade Center
250 Greenwich Street
New York, NY 10007

Dated:	1/13/17

/s/ Sharon L. Nelles
Sharon L. Nelles
Stephen Ehrenberg
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Counsel for Moody’s Corporation,
Moody’s Investors Service, Inc. and
Moody’s Analytics, Inc.

Dated:	January 13, 2017

For the United States:

/s/ SONDRA L. MILLS
SONDRA L. MILLS Senior Litigation Counsel United States Department of Justice Civil Division, Consumer Protection Branch P.O. Box 261, Ben Franklin Station Washington, DC 20044

Dated:	1-13-17

/s/ THOMAS G. STRONG
THOMAS G. STRONG Assistant United States Attorney United States Attorney’s Office District of New Jersey 970 Broad Street, 7th Floor Newark, NJ 07102

Dated:	1/13/2017

For the State of Arizona:

MARK BRNOVICH
ATTORNEY GENERAL FOR THE STATE OF ARIZONA

/s/ Nancy M. Bonnell
Nancy M. Bonnell
Dana R. Vogel Assistant Attorneys General Consumer Protection & Advocacy Section Arizona Attorney General’s Office 1275 West Washington Street Phoenix, Arizona 85007

Dated:	1/13/17

For the State of California:

KATHLEEN A. KENEALY
Acting California Attorney General

/s/ EMILY C. KALANITHI
EMILY C. KALANITHI
Deputy Attorney General

California Department of Justice 455 Golden Gate, Suite 11000 San Francisco, CA 94102

Dated:	January 13, 2017

For the State of Connecticut:

/s/ GEORGE JEPSEN
GEORGE JEPSEN
Attorney General for the State of Connecticut 55 Elm Street Hartford, CT 06141

Dated:	1/13/17

For the State of Delaware:

MATTHEW P. DENN
Attorney General for the State of Delaware

By:

/s/ Jillian A. Lazar
Jillian A. Lazar
Deputy Attorney General Investor Protection Unit 820 N. French Street Wilmington, DE 19801

Dated:	1.13.2017

For the District of Columbia:

/s/ KARL A. RACINE
KARL A. RACINE
Attorney General for the District of Columbia 441 Fourth Street, NW Washington, D.C. 20001

Dated:	January 13, 2017

/s/ STEPHEN C. TAYLOR
STEPHEN C. TAYLOR
Commissioner of the District of Columbia Department of Insurance, Securities and Banking 810 First Street, NE, Suite 701 Washington, DC 20002

Dated:	January 13, 2017

For the State of Idaho:

LAWRENCE G. WASDEN
ATTORNEY GENERAL FOR THE STATE OF IDAHO

By:

/s/ Brett T. DeLange
Brett T. DeLange
Consumer Protection Division Chief

Jane E. Hochberg

Deputy Attorneys General Consumer Protection Division 954 West Jefferson, 2nd Floor Boise, ID 83720

Dated:	1/13/17

For the State of Illinois:

/s/ DEBORAH HAGAN
DEBORAH HAGAN
Consumer Protection Division, Chief
SUSAN ELLIS
Chicago Consumer Fraud Bureau, Chief
100 West Randolph Street, 12th Floor
Chicago, IL 60601

Dated:	1/13/17

For the State of Indiana:

/s/ CURTIS T. HILL, JR.
CURTIS T. HILL, JR.
Attorney General for the State of Indiana
Indiana Attorney General’s Office
Indiana Government Center South
302 West Washington Street, 5th Floor
Indianapolis, IN 46204

Dated:	01/13/2017

/s/ ALEX GLASS
ALEX GLASS
Securities Commissioner for Indiana
Secretary of State Connie Lawson
302 West Washington Street, Room El11
Indianapolis, IN 46204

Dated:	1/13/2017

For the State of Iowa:

/s/ THOMAS J. MILLER
THOMAS J. MILLER
Attorney General for the State of Iowa
Iowa Department of Justice
Hoover Building, 2nd Floor
Des Moines, Iowa 50319

Dated:	1/13/17

For the State of Kansas:

/s/ DEREK SCHMIDT
DEREK SCHMIDT	by Jeffrey A. Chanay,
Attorney General of Kansas	Chief Deputy
120 SW 10th Ave., 2nd Floor
Topeka, KS 66612

Dated:	January 13, 2017

For the State of Maine

/s/ LINDA CONTI
LINDA CONTI
Consumer Protection Division Chief
Office of the Attorney General
6 State House Station
Augusta, Maine 04333

Dated:	January 13, 2017

For the State of Maryland:

BRIAN E. FROSH
Attorney General of Maryland

By:

/s/ WILLIAM D. GRUHN
WILLIAM D. GRUHN
Chief
Office of the Attorney General of Maryland,
Consumer Protection Division
200 St. Paul Place
Baltimore, Maryland 21202

Dated:	1/13/17

/s/ MAX F. BRAUER
MAX F. BRAUER
Assistant Attorney General
Office of the Attorney General of Maryland,
Mortgage Unit
200 St. Paul Place
Baltimore, Maryland 21202

Dated:	1/13/2017

/s/ MELANIE SENTER LUBIN
MELANIE SENTER LUBIN
Securities Commissioner
Office of the Attorney General of Maryland,
Securities Division
200 St. Paul Place
Baltimore, Maryland 21202

Dated:	1/13/17

For the Commonwealth of Massachusetts:

/s/ GLENN KAPLAN
GLENN KAPLAN
Insurance and Financial Services Division, Chief
Office of the Attorney General of Massachusetts
One Ashburton Place, 18th Floor
Boston, MA 02108

Dated:	1/13/17

For the State of Mississippi:

/s/ JIM HOOD
JIM HOOD
Attorney General for the State of Mississippi
Office of the Mississippi Attorney General
P.O. Box 220
Jackson, Mississippi 39205

Dated:	13 January 2017

For the State of Missouri:

/s/ Joshua D. Hawley
Joshua D. Hawley
Missouri Attorney General
Supreme Court Building
207 West High Street
Jefferson, MO 65101

Dated:	1/13/2017

/s/ David M. Minnick
David M. Minnick
Commissioner of Securities
600 West Main Street
Jefferson City, Missouri 65101
Telephone: (573) 751-4136
Facsimile: (573) 526-3124

Dated:	1/13/17

For the State of New Hampshire:

/s/ BARRY J. GLENNON

BARRY J. GLENNON, DIRECTOR
NH Bureau of Securities Regulation
State House Room 204
Concord, NH 03301

Dated:	1-13-17

For the State of New Jersey:

CHRISTOPHER S. PORRINO
ATTORNEY GENERAL OF THE STATE OF NEW JERSEY

By:	/s/ Brian F. McDonough
Brian F. McDonough
Assistant Attorney General

John M. Falzone
Assistant Attorney General
Lorraine K. Rak
Chief, Deputy Attorney General
Joshua I. Sherman
Assistant Chief, Deputy Attorney General
Mark E. Critchley
Erin M. Greene
Jesse J. Sierant
Deputy Attorneys General

Division of Law
124 Halsey Street, 5th Floor
P.O. Box 45029-5029
Newark, New Jersey 07101
(973) 648-4742

Dated:	January 13, 2017

For the State of North Carolina:

JOSH STEIN
NORTH CAROLINA ATTORNEY GENERAL

By:

/s/ JESSICA V. SUTTON
JESSICA V. SUTTON
Assistant Attorney General
JENNIFER HARROD
Special Deputy Attorney General
North Carolina Department of Justice
P.O. Box 629
Raleigh, NC 27602

Dated:	1/13/17

For the State of Oregon:

ELLEN F. ROSENBLUM
ATTORNEY GENERAL

By:	/s/ TIM D. NORD
TIM D. NORD
Special Counsel
Civil Enforcement Division
Oregon Department of Justice
1162 Court Street NE
Salem, OR 97301-4096

Dated:	1/13/17

/s/ KATHERINE A. CAMPBELL
KATHERINE A. CAMPBELL
Assistant Attorney General
Civil Enforcement Division
Oregon Department of Justice
100 SW Market Street
Portland, OR 97201

Dated:	Jan. 13, 2017

For the Commonwealth of Pennsylvania:

BRUCE R. BEEMER
ATTORNEY GENERAL

By:	/s/ NEIL F. MARA
NEIL F. MARA
Chief Deputy Attorney General
14th Floor, Strawberry Square
Harrisburg, PA 17120

Dated:	1-13-17

For the State of South Carolina:

ALAN WILSON
Attorney General and Securities Commissioner

By:	/s/ ROBERT BOLCHOZ
ROBERT BOLCHOZ
Chief Deputy Attorney General
Office of the Attorney General
P.O. Box 11549
Columbia, SC 29211

Dated:	1/13/17

For the State of Washington:

/s/ ROBERT W. FERGUSON
ROBERT W. FERGUSON
Attorney General of Washington
800 5th Avenue, Suite 2000
Seattle, WA 98104

Dated:	January 13, 2017

ANNEX 1: STATEMENT OF FACTS

I.	OVERVIEW

1. Between January 2004 and May 2010 (herein “the relevant time period”), Moody’s Investors Service, Inc., a wholly-owned subsidiary of Moody’s Corporation (herein collectively “Moody’s”), was a Nationally Recognized Statistical Rating Organization (“NRSRO”).

2. For a fee, Moody’s issued alphanumeric credit ratings of structured finance instruments, including Residential Mortgage-Backed Securities (“RMBS”) and Collateralized Debt Obligations (“CDOs”). Moody’s also issued credit ratings of corporate bonds and other types of structured finance instruments, financial and non-financial entities, and governments, among other things.

3. Moody’s made statements, including in publicly available documents, regarding the policies, procedures, and methodologies for its RMBS and CDO credit ratings, among other topics.

4. During the relevant time period, it was generally understood in the structured finance market that the investment practices of many investors, including banks, were governed by law, regulation, and/or internal investment policies, which often used credit ratings to set minimum credit quality thresholds.

II.	MOODY’S PUBLICATIONS REGARDING THE OBJECTIVITY AND INDEPENDENCE OF ITS CREDIT RATINGS

5. In June 2005, Moody’s published, and thereafter consistently maintained on its public website (www.moodys.com), a Code of Professional Conduct (“Moody’s 2005 Code”). Moody’s 2005 Code was a set of principles voluntarily adopted based on the International Organization of Securities Commissions Code of Conduct Fundamentals for Credit Rating Agencies, by which all Moody’s Investors Service, Inc. employees were expected to abide.

6. Moody’s 2005 Code set forth its general policies to promote Moody’s stated objectives of integrity, objectivity, and transparency of the credit rating process. Section III(2)(A) of Moody’s 2005 Code, titled “Independence and Management of Conflicts of Interest,” stated:

2.2 Moody’s and its Analysts will use care and professional judgment to maintain both the substance and appearance of independence and objectivity.

2.3 The determination of a Credit Rating will be influenced only by factors relevant to the credit assessment.

2.4 The Credit Rating Moody’s assigns to an Issuer, debt or debt-like obligation will not be affected by the existence of, or potential for, a business relationship between Moody’s (or its affiliates) and the Issuer (or its affiliates) or any other party, or the non-existence of any such relationship.

7. Moody’s 2005 Code also contained a section captioned the “Quality of the Rating Process,” which stated:

1.4 … Credit ratings will reflect consideration of all information known, and believed to be relevant, by the applicable Moody’s Analyst and rating committee, in a manner generally consistent with Moody’s published methodologies….

1.6 Moody’s and its Analysts will take steps to avoid issuing any credit analyses, ratings or reports that knowingly contain misrepresentations or are otherwise misleading as to the general creditworthiness of an Issuer or obligation.

8. Moody’s 2005 Code also included Section III(1)(C), titled “Integrity of the Rating Process,” which stated:

1.12 Moody’s and its Employees will deal fairly and honestly with Issuers, investors, other market participants, and the public.

9. Moody’s 2005 Code also contained a section captioned “Transparency and Timeliness of Ratings Disclosure,” which stated:

3.13 Moody’s will publicly disclose via press release and posting on moodys.com any material modifications to its rating methodologies and related significant practices, procedures, and processes. Where feasible and appropriate, disclosure of such material modifications will be made subject to a “request for comment” from market participants prior to their implementation.

10. In October 2007, Moody’s reissued its Code of Conduct, which included the same statements of policy quoted above that were included in Moody’s 2005 Code.

11. During the relevant time period it was generally understood that potential conflicts of interest existed in Moody’s business model. Moody’s acknowledged this in public statements, including for example, in a July 28, 2003 letter to the United States Securities and Exchange Commission, in which Moody’s stated that “the rating agency model which has developed is an ‘issuer fee-based’ model. This model has two intrinsic conflicts of interest which must be effectively managed: a) issuers pay rating agencies for their credit opinions; and, b) issuers are one source of input in a rating agency’s formation of its opinion….” Moody’s further stated in a July 12, 2004 letter to the Securities and Exchange Commission: “Because ratings have become an important means of conveying information in the ABS market, the independence of rating agencies and the objectivity of rating opinions are important. Yet, it is the issuing entities that pay the majority of credit rating agency fees, exposing the industry to latent conflicts of interest.”

12. This tension, in many cases, was passed on to the managing directors, who were given both market share and ratings quality targets and asked to manage any tension. One managing director, reflecting on his experience with rating corporate bonds, wrote in October 2007 that “on the one hand, we need to win business and maintain market share, or we cease to be relevant. On the other hand, our reputation depends on maintaining ratings quality…. For the most part, we hand the dilemma off to the team [managing directors] to solve.”

III.	MOODY’S PUBLICATIONS AND STATEMENTS ABOUT ITS MODELS, METHODOLOGIES, AND EXPECTED LOSS APPROACH FOR RATING RMBS AND CDOS

13. Moody’s published its RMBS and CDO credit rating models and methodologies to the public and represented that it applied them when determining the credit ratings of RMBS and CDOs.

14. Moody’s consistently stated, in both written publications and Congressional testimony, that its RMBS and CDO credit ratings “primarily address the expected credit loss an investor might incur,” which included an assessment of both the “probability of default” and “loss given default” of rated tranches. This approach was distinct from the approach used by Moody’s competitors, including Standard & Poor’s and Fitch.

15. Moody’s publicly stated in its August 2004 Rating Symbols and Definitions publication that:

It should be noted that Moody’s long-term ratings are intended to be measures of expected loss, and therefore incorporate elements of both probability of default and severity of loss in the event of default.

Consequently there will be trade-offs between these two elements, such that defaulted obligations with low expected severity of loss may be assigned ratings in the upper speculative grade ranges.

Moody’s long-term obligation ratings are opinions of the relative credit risk of fixed-income obligations with an original maturity of one year or more. They address the possibility that a financial obligation will not be honored as promised. Such ratings reflect both the likelihood of default and any financial loss suffered in the event of default.

16. Moody’s publicly stated in its March 2007 Rating Symbols and Definitions publication that:

Moody’s maintains two separate bond rating systems, or scales. One mapping – Moody’s Global Scale – applies to ratings assigned to nonfinancial and financial institutions, sovereigns and subsovereign issuers outside the United States, and structured finance obligations.2 [Footnote 2: Moody’s structured finance ratings are engineered to replicate the expected loss content of Moody’s Global Scale. The trade-off between probability of default and severity of loss given default may vary within the structured finance sector depending on asset type.] The Global Scale is a mapping between rating categories and relative expected loss rates across multiple horizons. Expected loss comprises an assessment of probability of default as well as expectation of loss in the event of default. It is Moody’s intention that the expected loss rate associated with a given rating symbol and time horizon be the same across obligations and issuers rated on the Global Scale. Moody’s rating methodologies, rating practices and performance monitoring systems are each designed to ensure a consistency of meaning.

Moody’s ratings on long-term structured finance obligations primarily address the expected credit loss an investor might incur on or before the legal final maturity of such obligations vis-à-vis a defined promise. As such, these ratings incorporate Moody’s assessment of the default probability and loss severity of the obligations. They are calibrated to Moody’s Global Scale.

17. One way in which Moody’s sought to attain consistency for certain structured finance products, including CDOs, was through the application of its published “Idealized Expected Loss” (“IEL”) table (attached hereto as Attachment 1), which was developed in 1989. Another way Moody’s sought to maintain consistency for certain structured finance products, including RMBS, was through the application of its Internal Rate of Return Reduction Table (“IRR Reduction Table”), which was derived from the 10-year IEL targets. Moody’s also sought to maintain consistency through observation and monitoring of the historical performance of its ratings.

IV.	MOODY’S RMBS CREDIT RATINGS

A.	Moody’s Expected Loss Credit Rating Approach and IRR Reduction Table

18. Moody’s publicly stated that it rated RMBS according to its expected loss approach and that Moody’s RMBS ratings, like its other structured finance ratings, were intended to be consistent in meaning with corporate bond ratings and other structured finance ratings subject to “the trade-off between” probability of default and severity of loss given default across asset types. After the internal introduction of tranching tools in 2001 as described below, in determining credit ratings for RMBS, Moody’s did not calculate a specific loss given default for any RMBS tranches below Aaa, and therefore did not calculate the expected loss for RMBS tranches below Aaa. The tranching tools also did not incorporate the IRR Reduction Table. Instead, as explained below, Moody’s used tranching tools that were designed to replicate the ratings achieved under an earlier, but no longer used, approach that involved a calculation of expected loss on each tranche.

19. In November 1996, Moody’s published a comprehensive RMBS Rating Methodology describing its credit rating approach for prime, Alt-A, and subprime RMBS. Although Moody’s published numerous special comments and other periodic updates regarding its RMBS rating approach, it did not publish another comprehensive RMBS Rating Methodology until December 2008.

20. Moody’s 1996 RMBS Rating Methodology stated that “Moody’s structured finance ratings address both frequency of default on the securities as well as severity of loss in the event of default.”

21. The 1996 RMBS Rating Methodology further stated that:

With the lifetime pool loss distribution in hand, we can determine the expected loss of any supported tranche. We do this by calculating the change in yield due to credit risk for each tranche, a technique that appeals to the way in which investors conceptualize and price for credit risk….

The expected dollar loss for the supported tranche is the sum (across all possible loss outcomes) of the product of unsupported losses times the probability of those losses occurring.

By dividing this expected dollar loss by the size of the supported tranche, we have an estimate of lifetime losses, in percent terms. We also have a basis by which we can compare loss potential across security types.

22. The 1996 RMBS Rating Methodology also stated that “[t]o achieve consistency with loss potential on all rated corporate bonds, we compiled a schedule of basis point changes [the IRR Reduction Table] paired with corresponding rating categories. Knowing the rating desired for the supported tranche, we can back into the credit support needed to achieve that rating.” As the publication indicated, this comparison was a means to achieving Moody’s stated goal, referenced in Paragraph 17 above, of consistency of meaning among Moody’s structured finance and corporate bond ratings.

23. In 2001, Moody’s began using internal “tranching tools” to rate RMBS. The tranching tools did not adjust required credit enhancement levels based on the size of RMBS tranches, nor did they calculate the loss given default or expected loss of any RMBS tranches. Instead, using the expected loss of a collateral pool and Aaa tranche required credit enhancement values provided by a Moody’s rating committee as inputs, the RMBS tranching tools determined the required credit enhancement levels for proposed RMBS tranches based on a “simple arithmetic algorithm” that did not calculate the loss given default or expected loss of those tranches. The tranching tools also did not incorporate the IRR Reduction Table. The tranching tools were designed to replicate the ratings that had been assigned based on a previous model that did calculate expected loss for each tranche and incorporated the IRR Reduction Table. Moody’s RMBS group also developed special internal rules that required additional credit enhancement for thinner tranches, but those rules did not involve a calculation of expected loss for each such tranche.

24. Moody’s RMBS tranching tools’ algorithm also incorporated a fixed rule that, for every RMBS, the required credit enhancement level for a given tranche to receive a B2 rating was equal to the collateral pool’s expected loss level. This assumption affected the tranching tools’ outputs of required credit enhancement levels for all RMBS rating levels below Aaa. Moody’s RMBS Group understood that B2 credit enhancement was not equal to collateral pool expected loss. And later concluded, as reflected in a January 2007 internal memorandum: “The Sensitivity Around B2 and EL Issue: Historically we have used B2 and EL inter-changeably. That is NOT correct. B2 represents a higher rating stress than EL… [S]uffice it to say that the topic is pretty sensitive and therefore avoid referring to the EL as B2.”

25. In September 2006, Moody’s RMBS group hosted an event to publicly introduce its new subprime RMBS rating model, Moody’s Mortgage Metrics for Subprime (“M3 Subprime”). Moody’s slide deck for this presentation stated that “Moody’s Mortgage Metrics for Subprime is a Combination of Models … [including] A tranching tool that matches expected losses to Moody’s guidelines.”

26. Beginning in at least 2006 and continuing through 2008, Moody’s Asset Finance Group (“AFG”) and RMBS group leaders met regularly to discuss how to implement an RMBS expected loss rating approach that would incorporate an assessment of the expected loss of each rated RMBS tranche. An objective of this effort was to maintain approximately the same credit enhancement levels as those generated by using Moody’s tranching tools. In October 2006, high-level managers in Moody’s AFG and RMBS groups decided to “drill deeper into RMBS tranching” with the stated goal of “minimiz[ing] change in enhancement levels while confirming an idealized loss methodology” for all of Moody’s RMBS ratings.

27. In October 2007, a Moody’s AFG senior manager noted the following about Moody’s RMBS ratings derived from its tranching tools: “I think this is the biggest issue TODAY. [A Moody’s AFG Senior Vice President and research manager]’s initial pass shows that our ratings are 4 notches off.” Similarly, notes from a meeting of the Structured Finance Credit Committee (“SCC”) that same month state that “the [Structured Finance Group] team will have to re-address the issue of whether Home Equity RMBS ratings truly reflect expected loss, as stated by Moody’s, or are actually closer to probability of default ratings.”

V.	MOODY’S CDO CREDIT RATINGS

A.	Moody’s Use of the Geometric Mean for Assigning Aaa CDO Credit Ratings

28. Commencing in April 2004, Moody’s did not follow its published IEL targets in rating many Aaa tranches of CDOs. On March 18, 2004, an internal memorandum forwarded to Moody’s Structured Finance executives stated that Moody’s “may not be able to compete in synthetics [i.e., synthetic CDOs] with current Aaa standard,” noting that it originally had been made more conservative compared to the “historical corporate Aaa default rates.”

29. On April 15, 2004, Moody’s SCC voted to convene a task force to research whether it should revise its IEL targets and, pending the results of that research, to authorize use of the geometric mean, or “geomean” between the IEL targets for the Aaa and Aa1 rating levels when rating Aaa tranches of static synthetic CDOs. The minutes of this SCC meeting identified what it referred to as a “short term CDO problem”: “[t]here is a huge discrepancy between Aaa idealized rates and historical [corporate default] rates.” The minutes also noted the “extreme conservatism of the Aaa target,” which “has become a serious business issue for synthetics.” The minutes also stated that “Aaa EL targets are extraordinarily conservative vis-à-vis other rating targets and far more conservative in comparison to historical corporate default rates than any other rating level,” and that the Monte Carlo simulation applicable to static synthetic CDOs allowed “a high degree of precision in calculating EL.” The minutes further stated that use of the geomean was “certainly ad hoc, but appears to be justified given the very conservative Aaa target.” The minutes also stated that “[n]o formal announcement [of this decision] would be made.” Thereafter, Moody’s hard-coded this geomean target into its publicly available CDOROM rating model used to rate static synthetic CDOs. Moody’s publications, methodologies and press releases did not state that the more lenient geomean target was being used in CDOROM in lieu of Moody’s published Aaa IEL target. Further, the use of the geomean target would not have been readily apparent to an external user of CDOROM.

30. By 2005, Moody’s authorized use of the more lenient geomean target to determine Aaa credit ratings for cash flow CDOs. Many arrangers and issuers were aware that Moody’s was now using the more lenient geomean target for cash and synthetic Aaa CDO tranches, but Moody’s did not issue a publication to the general market addressing this issue.

31. From 2004 through 2006, a group of Moody’s employees known as the Idealized Loss Project team (“ILP team”), which was established and overseen by Moody’s SCC, evaluated whether the expected loss targets set forth in Moody’s IEL table should be changed. In 2005, the ILP team proposed possible changes to the table. The SCC voted to conditionally accept the proposed changes to the IEL table. Upon further review, the SCC voted to reject the proposed changes, leaving the original IEL table in place.

32. Following its rejection of the proposed changes to the IEL table, Moody’s SCC voted in May 2006 to authorize all Structured Finance rating groups to decide whether to use the IEL Aaa target or either the geomean or the arithmetic mean (an even more lenient standard) between the published IEL targets for Aaa and Aa1, “leaving it to the various business units to make their decisions based on associated risks.” Despite this formal expansion of the authorization to use the geomean, or alternatively, the arithmetic mean in assigning Aaa ratings to CDO tranches, Moody’s did not issue a publication about this decision.

33. By using the geomean rather than the IEL targets, Moody’s issued Aaa ratings for some CDO tranches that did not meet its published IEL targets because the rated tranches were allowed to have higher expected loss estimates than Moody’s IEL targets. Had Moody’s followed its published IEL targets in rating those Aaa CDO tranches, Moody’s would have required additional credit enhancement to issue a Aaa rating.

34. In November 2008, following the mass downgrades of many of its CDO ratings, Moody’s ceased using the geomean target for assigning Aaa ratings to CDO tranches. Moody’s internally changed its approach to using the published Aaa expected loss targets, but Moody’s did not inform investors or the public of this change. A manager in the CDO group noted in

August 2009 that: “The difficulty will be in explaining the changes in the target that were instituted in 200[4].” In 2010, Moody’s removed the hard-coding of the geomean from its CDOROM model and announced that “outputs in CDOROM have been made approximately half a notch more conservative at the Aaa level….,” but did not identify the prior inclusion of the geomean in the model.

B.	Moody’s Use of Present-Valued Model Outputs and Non-Present-Valued IEL Targets

35. Moody’s publicly stated that its ratings of structured finance tranches represented its opinion of the present value of the expected losses to noteholders. In a publication dated July 29, 2003 discussing Moody’s use of the Binomial Expansion Technique and similar methodologies, Moody’s stated: “Moody’s rating on each rated note represents our opinion of the expected loss on the note, which is the difference between the present value of the expected payments on the note and the present value of the promised payments under the note, expressed as a percentage of the present value of the promise.”

36. An internal memorandum prepared for a December 16, 2004 SCC meeting noted an inconsistency, stating: “Rating models/methodologies generally discount realized cash flows and express losses on a present value basis. The [IEL] targets ignore time value and do not discount. The level of interest rates affects the expected loss results from the rating models, but not the targets. Ratings easier to achieve in high interest rate environment.” At least one Moody’s analyst noted on December 8, 2004 that this inconsistent use of present-value discounts was “wrong.” Another analyst stated about the impact of recalculating the IEL table on a present value basis that “over a 10 y[ear period, the] max change is one notch difference.”

37. In 2005, at the direction of Moody’s SCC, the ILP team included a present value discount in the new proposed IEL table it was preparing. Following the SCC’s decision to reject the proposed IEL table, Moody’s continued to use the existing, non-present valued targets, which made “[r]atings easier to achieve in high interest rate environment.”

38. Moody’s publicly available User Guide for CDOROM stated that it present-value discounted its expected loss output. Moody’s did not state that the IEL table was not also present valued. Instead, a user would have to infer that the IEL targets were not present-valued based on Moody’s use of a single fixed recovery rate in the table.

C.	The Impact of Underlying Collateral Ratings on Moody’s CDO Ratings

39. Moody’s knew that the ratings on the underlying RMBS and CDO collateral in CDOs were important factors in its determination of the credit ratings it assigned to CDOs.

40. Prior to the Spring of 2007, Moody’s used IEL targets as inputs to its rating model for rating CDOs squared (CDOs backed by other CDOs). In the Spring of 2007, Moody’s senior CDO rating managers acknowledged internally that some CDOs squared that Moody’s was asked to rate included Aaa rated tranches of CDOs that Moody’s had initially rated using the geomean target rather than its more stringent published IEL target.

41. In May 2007, Moody’s started applying a default probability stress as part of its rating analysis of CDOs squared backed by Aaa assets to address the higher expected loss limit of the geomean. A Moody’s analyst subsequently explained that “we are applying the geo mean [sic] default probability stress because when we rate the Aaa liabilities that are getting subsequently securitized … we rate them to the geo mean (for Aaa rated notes) and not the hurdle” and that “when we assess the [default probability] for the assets, we need to take into account that the Aaa rating on these underlying tranches was based on the geo mean and not the hurdle.”

D.	Moody’s Correlation Assumptions for CDO Ratings

42. In November 2004, Moody’s published a Rating Methodology that stated that the degree to which the assets within CDOs were correlated was an important factor in its assignment of CDO ratings. If assets in a CDO have a high default correlation, they are more likely to default at the same time. Moreover, Moody’s published that CDO tranches backed by highly correlated assets would typically experience a higher expected loss.

43. During 2004 and 2005, issuers of CDOs began increasingly structuring the securities with higher concentrations of specific asset types, thus increasing the risk of correlated default and necessitating a more precise methodology for estimating correlation. Moody’s acknowledged this increased concentration of specific asset types for CDOs of RMBS assets and stated in a September 2005 publication that, “Over the past year and a half, the structured finance cash flow CDO transactions have seen an increased concentration in a single asset sector, mainly RMBS, in the collateral pools…. To better assess and capture this … effect, Moody’s introduced a new modeling framework in August last year [2004], the Correlated Binomial Method …. ”

44. Moody’s developed new correlation assumptions for corporate bond and structured finance assets for use in its revised CDO rating models, known as CDOROM and CBET, issued in 2004 and 2005, respectively.

45. During the development process, Moody’s correlation working group identified four CDOs (two CDOs of RMBS, one multi-sector CDO, and one CDO squared) in order to conduct impact testing of various proposed correlation assumptions. The testing on the two CDOs of RMBS showed that these CDOs had higher expected losses under the old correlations under the Binomial Expansion Technique (“BET”) than under the new correlations using both its CDOROM and CBET models. For these two RMBS CDOs, the old correlations and the BET would therefore have required more credit enhancement than the new correlations and the new models to achieve the same ratings. For the multi-sector CDO Moody’s tested, the old approach and new approach produced similar results; and for the CDO squared, the new approach produced higher expected losses.

46. Also while the development process for corporate bond correlations was underway, a Moody’s analyst (who was not a member of the correlations working group) consulted individuals employed by financial institutions that issued CDOs. In an email sent in March 2004 concerning correlations for corporate bonds, the Moody’s CDO rating analyst reported to senior Moody’s CDO managers (including members of the correlations working group) that “I realized that we are not going to rate any synthetic transaction by them [i.e., those financial institutions] if we do not get compatible subordinations with S&P’s.” The analyst continued: “The correlations will be a big problem. As the correlations increase our Aaa will be even harder to achieve….”

47. In a February 23, 2005 email, Moody’s CDO managers recognized that, “Apparently, the change to our ABS correlations have made us more competitive; however, we still come in higher than S&P - which is amazing given the suboridnation [sic] levels for our cash flow CDOs would go down if we applied the new correlations without any other changes to our methodology.”

ATTACHMENT 1

Table 2
Moody’s “Idealized” Cumulative Expected Loss Rates (%)
Year
Rating	1	2	3	4	5	6	7	8	9	10
Aaa	0.000028	0.00011	0.00039	0.00099	0.00160	0.00220	0.00286	0.00363	0.00451	0.00550
Aa1	0.000314	0.00165	0.00550	0.01155	0.01705	0.02310	0.02970	0.03685	0.04510	0.05500
Aa2	0.000748	0.00440	0.01430	0.02585	0.03740	0.04895	0.06105	0.07425	0.09020	0.11000
Aa3	0.001661	0.01045	0.03245	0.05555	0.07810	0.10065	012485	0.14960	0.17985	0.22000
A1	0.003196	0.02035	0.06435	0.10395	0.14355	0.18150	0.22330	0.26400	0.31515	0.38500
A2	0.005979	0.03850	0.12210	0.18975	0.25685	0.32065	0.39050	0.45595	0.54010	0.66000
A3	0.021368	0.08250	0.19800	0.29700	0.40150	0.50050	0 61050	0.71500	0.83600	0.99000
Baa1	0.049500	0.15400	0.30800	0.45650	0.60500	0.75350	0.91850	1.08350	1.24850	1.43000
Baa2	0.093500	0.25850	0.45650	0.66000	0.86900	1.08350	1.32550	1.56750	1.78200	1.98000
Baa3	0.231000	0.57750	0.94050	1.30900	1.67750	2.03500	2.38150	2.73350	3.06350	3.35500
Ba1	0.478500	1.11100	1.72150	2.31000	2.90400	3.43750	3.88300	4.33950	4.77950	5.17000
Ba2	0.858000	1.90850	2.84900	3.74000	4.62550	5.37350	5.88500	6.41300	6.95750	7.42500
Ba3	1.545500	3.03050	4.32850	5.38450	6.52300	7.41950	8.04100	8.64050	9.19050	9.71300
B1	2.574000	4.60900	6.36900	7.61750	8.86600	9.83950	10.52150	11.12650	11.68200	12.21000
B2	3.938000	6.41850	8.55250	9.97150	11.39050	12.45750	13.20550	13.83250	14.42100	14.96000
B3	6.391000	9.13550	11.56650	13.22200	14.87750	16.06000	17 05000	17.91900	18.57900	19.19500
Caa	14.300000	17.87500	21.45000	24.13400	26.81250	28.60000	30.38750	32.17500	33.96250	35.75000

ANNEX 2

MOODY’S COMPLIANCE COMMITMENTS

Moody’s Corporation (“MCO”) and Moody’s Investors Service, Inc. (“MIS”) have implemented a number of compliance measures both before and after the financial crisis to promote the integrity and independence of Moody’s credit ratings. MCO and MIS agree, as set forth in Section I below, to maintain these existing measures for a period of no less than five (5) years following the Effective Date of this Agreement. In addition, MIS and MCO have further agreed to implement new measures designed to further promote the integrity and independence of Moody’s credit ratings. These additional measures, which are set forth in Section II below, also shall remain in place for a period of no less than five (5) years.

Section I.

A.	Maintenance of Codes of Conduct

(1)	MCO agrees to maintain and publish on Moodys.com a code of business conduct designed to promote ethical business practices (the “MCO Code of Business Conduct”).

(2)	MIS agrees to maintain and publish on Moodys.com a code of professional conduct designed to promote the quality and integrity of its rating process (the “MIS Code of Professional Conduct”).

(3)	MIS agrees to maintain policies and procedures to effectuate the MIS Code of Professional Conduct.

(4)	MIS agrees to maintain a training program for all of its employees regarding the MIS Code of Professional Conduct.

B.	Separation of Moody’s Commercial and Credit Rating Functions

(1)	MIS agrees to separate the commercial functions of its rating business, including intake of requests for new ratings, fee negotiation, marketing, sales and having commercial-related discussions with existing and potential new customers, from analytical personnel responsible for assigning credit ratings, in a manner consistent with the MCO Code of Business Conduct and the MIS Code of Professional Conduct.

(2)	MIS agrees that personnel with responsibility for commercial functions will be excluded from: (a) determining or monitoring credit ratings, and (b) developing or approving credit rating methodologies.

(3)	MIS agrees that analytical personnel will be excluded from (a) the process of negotiating fees with issuers, and (b) accessing certain categories of commercial information, as set forth in MIS policies and procedures.

(4)	MIS will maintain policies and procedures in furtherance of Sections B(1), (2) and (3).

C.	Separation of Credit Rating and Non-Credit Rating Businesses

(1)	MCO agrees to operationally separate MIS and its credit rating business from MCO’s non-credit rating businesses in a manner consistent with the MCO Code of Business Conduct and the MIS Code of Professional Conduct.

(2)	MIS agrees to restrict its personnel from sharing non-public information received from issuers, and information regarding non-public rating actions, with personnel of non-MIS subsidiaries of MCO, other than in a manner consistent with MCO and MIS policies and procedures.

D.	Independent Review and Approval of Changes to Credit Rating Methodologies

(1)	MIS agrees to maintain a function, separate from the function responsible for assigning credit ratings, the purpose of which is to develop new credit rating methodologies and revise existing credit rating methodologies.

(2)	MIS agrees to maintain a function, independent from the function responsible for assigning credit ratings, the purpose of which is to review and approve new credit rating methodologies and material changes to existing credit rating methodologies.

(3)	Moody’s agrees to review its credit rating methodologies on an annual basis.

E.	Review of Application of Published Credit Rating Methodologies

(1)	MIS agrees to monitor the consistent application of credit rating methodologies by conducting reviews of credit rating actions, on a sampled basis.

F.	Compensation of Certain Types of Employees

(1)	MIS agrees to consider the aggregate performance of Moody’s credit ratings as a factor in the compensation of the President of MIS, the Global Head of the Commercial Group, the Global Head of Relationship Management, and the Head of Structured Finance.

(2)	MIS agrees to determine the variable component of the compensation of all analytical personnel, including managing directors, based on the aggregate financial performance of MIS and not the financial performance of their individual business units.

(3)	MIS agrees to determine compensation (including bonus) for the Chief Credit Officer and bonus-eligible employees in Compliance and the MIS Credit Strategy and Standards Methodology Review Group without regard to the financial performance of MCO.

G.	Analyst Training

(1)	MIS agrees to maintain, and update as appropriate in its discretion, its current mandatory line-of-business specific training regime for rating analysts.

(2)	MIS agrees to require rating analysts to meet internal standards before voting in a rating committee.

(3)	MIS agrees to maintain policies and procedures in furtherance of Sections G(1) and (2).

Section II.

H.	Enhancements to Oversight and Technology

(1)	MIS agrees to develop and maintain a function responsible generally for monitoring the consistency of key disclosures in press releases regarding credit ratings.

(2)	MIS agrees to develop and maintain a function responsible for overseeing that the work of the groups responsible for the development, review and approval of methodologies is carried out on a timely basis.

(3)	MIS agrees to develop and deploy a new centralized technological platform for the creation and review of credit rating documentation. This platform will include a central system for creating and accessing credit rating documentation, confirming that credit rating personnel complete necessary procedural steps in the credit rating process, and that credit rating announcements contain appropriate information.

(4)	MIS agrees to develop and deploy an improved centralized electronic document management and retention system, which will include information received and analyzed during the credit rating process, and vital records under its record retention policy generated during the credit rating process.

(5)	MCO agrees to realign its internal audit reporting structure such that its internal audit group will report directly to the Chief Executive Officer of MCO.

Section III.

I.	Certification

(1)	MCO agrees that beginning twelve months from the Effective Date of this Agreement, and on an annual basis for a period of 4 years afterwards, the CEO of MCO will conduct a review of the maintenance of the measures outlined in this Annex during the preceding twelve-month period. The review may be based on, among other things, updates or reviews conducted by MIS’s Compliance Department, the Internal Audit Department or the Credit Strategy and Standards Group about the programs and processes MCO and MIS have had in place to implement and maintain the measures outlined in this Annex during the preceding twelve-month period.

(2)	Based on the review described above, the CEO of MCO will provide a certification to the government (at the addresses listed below) that, to the best of his or her knowledge, during the preceding twelve-month period MCO and MIS continued to maintain the measures outlined in this Annex. The certification shall summarize the review described above that was conducted to provide the required certification.

(3)	The CEO of MCO shall submit the certification to:

United States Attorney for the District of New Jersey

United States Attorney’s Office for the District of New Jersey

970 Broad Street, 7th Floor Newark, NJ 07102

- and -

Director, Consumer Protection Branch

U.S. Department of Justice

450 5th Street NW

Washington, DC 20530.

(4)	The CEO of MCO will also submit a copy of the certification to the States at the addresses of the signatories to this Agreement.

(5)	The CEO of MCO will also provide a copy of the certification to the Chairman of the Board of MCO.

(6)	If the CEO of MCO is unable to provide any part of this certification regarding the maintenance by MCO and MIS of the measures outlined in this Annex, the CEO shall provide a detailed explanation for why such certification is unable to be provided.